                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (AMENDMENT NO. 18)



                              G&K SERVICES, INC.
                     ----------------------------------
                              (Name of Issuer)

                               Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 361268105
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 5 Pages


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CUSIP No. 361268105                      13G                 Page 2 of 5 Pages

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 (1) Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
     Persons

     RICHARD FINK                                     ####-##-####
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization:
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power:         1,502,678
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power:           129,236
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power:         1,502,678
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power:           129,236
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:
                                                   1,613,914
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                         /X/
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9):
                                                       7.96%
-------------------------------------------------------------------------------
(12) Type of Reporting Person:                            IN

-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page 3 of 5 Pages

Item 1(a).  NAME OF ISSUER
and (b)     G&K Services, Inc.
            5995 Opus Parkway, Suite 500
            Minnetonka, MN 55343
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Item 2(a).  NAME OF PERSON(S) FILING
            Richard Fink
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Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            5995 Opus Parkway, Suite 500
            Minnetonka, MN 55343
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Item 2(c).  CITIZENSHIP: U.S.A.

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Item 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock

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Item 2(e).  CUSIP NUMBER: 361268105

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Item 3.  THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b).
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                                                          Page 4 of 5 Pages

Item 4(a) AMOUNT BENEFICIALLY OWNED:
    1,631,914 shares at December 31, 1996.
    ---------------------------------------------------------------------------

    (b) PERCENT OF CLASS:
    7.96 percent pursuant to Rule 13d-3(c).
    ---------------------------------------------------------------------------

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (1) sole power to vote or to direct the vote
              1,502,678
              -----------------------------------------------------------------
         (2) shared power to vote or to direct the vote
              129,236
              -----------------------------------------------------------------
         (3) sole power to dispose or to direct the disposition of
              1,502,678
              -----------------------------------------------------------------
         (4) shared power to dispose or to direct the disposition of
              129,236
              -----------------------------------------------------------------

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not Applicable
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Item 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable
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Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable
-------------------------------------------------------------------------------


Item 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable
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Item 10. CERTIFICATION
         Not Applicable
                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       /s/ Richard Fink
Date    February 10, 1997.             ----------------------------------------
                                       Richard Fink

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                                                          Page 5 of 5 Pages

                                  EXHIBIT A

                          To Form 13G (Individual)

     The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group."

Record Owner's Relationship               Record Owner's           Number
   to Reporting Person                   Type of Ownership         of Shares
---------------------------              -----------------         ---------

Reporting Person                           Indirect(1)             116,130(2)
Reporting Person                           Indirect(3)               4,256(2)
Spouse                                     Indirect                  8,850

(1) As Co-Trustee of the David Robert Fink 1992 Trust.
(2) Included in the 1,678,486 shares reported in Item 4(a)
(3) By The Richard and Beverly Fink Family Foundation.